EXHIBIT 99.1

Press Release Dated December 17, 2008

PHAZAR CORP ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

PHAZAR CORP, (NASDAQ: ANTP) announced today the unaudited results of operations for the three and six-month periods ended November 30, 2008.

Second Quarter Fiscal Year 2009

Revenues of $2.1 million for the second quarter increased 23% compared to $1.7 million for the same period last year.  The Company recognized a net loss of $ 153,703, or $ 0.07 per share for the second quarter, compared to net income of $114,224, or $0.05 per share, in last year's fiscal second quarter.

The increase in revenues is attributable to $333,417 of additional shipments in the antenna product line for the three month period ended November 30, 2008. The net loss in the second quarter of fiscal year 2009 is attributed to lower gross profit margins and an increase in sales and administration expense.  The lower gross profit margins were due to higher raw material costs on firm fixed price contracts.  The increase in sales and administration expense reflects higher compensation costs associated with newly hired employees, incremental research and development costs during the quarter for continued development of our new mesh radio wireless networking product line and an increase in legal and professional fees primarily associated with the litigation against UBS Financial Services.

Six Month Period Ending November 30, 2008

The Company reported revenues for the six-month period of $4.1 million, an increase of 15% compared to $3.6 million for the comparable period last year.   Net loss for the six-month period was $ 58,911, or $ 0.03 per share compared to net income of $290,466, or $0.13 per share for the comparable period last year.

Backlog of Orders

The Company's backlog of orders on November 30, 2008, totaled approximately $2.1 million compared to $4.0 million at November 30, 2007, a decrease of 47.5%.  Backlog at our May 31, 2008 year-end and our first quarter of fiscal year 2009 was $2.5 million and $2.0 million, respectively.  Incoming orders for the six month period totaled $3.8 million versus $4.0 million for the comparable period last year.

The Company's book to ship ratio was 93% for the six month period ended November 30, 2008 compared to 114% for the comparable six month period last year.

More information and analysis of PHAZAR CORP’s financial results will be provided in the management discussion and analysis of financial condition and results of operations in the Form 10-Q for the second quarter ended November 30, 2008, estimated to be filed with the Securities and Exchange Commission on or around January 15, 2009.

The common stock of PHAZAR CORP is listed on the NASDAQ Capital Market under the trading symbol “ANTP”.  This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts.  Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements.  The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

PHAZAR CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIODS ENDED NOVEMBER 30, 2008 AND 2007

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007

Sales and contract revenues	$2,126,167	1,727,541	$4,136,879	3,589,117
Cost of sales and contracts	1,561,007	1,193,182	2,814,741	2,220,200

Gross Profit	565,160	534,359	1,322,138	1,368,917
Gross Profit Margin	27%	31%	32%	38%

Sales and administration expenses	828,000	404,654	1,604,140	1,025,665

Operating Profit (loss)	(262,840)	129,705	(282,002)	343,252

Other Income
Interest income	30,140	11,075	119,544	22,839
Other income	2,637	22,461	36,834	54,357

Total Other Income	32,777	33,536	156,378	77,196

Income (loss) from operations before income taxes	(230,063)	163,241	(125,624)	420,448

Income tax provision (benefit)	(76,360)	49,017	(66,713)	129,982

Net income (loss)	$(153,703)	114,224	$(58,911)	290,466

Basic earnings (loss) per common share	$(0.07)	0.05	$(0.03)	0.13

Diluted earnings (loss) per common share	$(0.07)	0.05	$(0.03)	0.13

Weighted Average Shares Outstanding
Basic	2,367,311	2,352,128	2,364,009	2,326,442
Diluted	2,367,311	2,352,128	2,364,009	2,337,271

PHAZAR CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2008 AND MAY 31, 2008

ASSETS

November 30, 2008

		May 31, 2008
	(Unaudited)	(Audited)
CURRENT ASSETS
Cash and cash equivalents	$ 4,989,037	$ 2,446,563
Accounts receivable:
Trade, net of allowance for doubtful accounts
of $2,002 as of November 30, 2008 and May 31, 2008	732,072	987,258
Inventories	1,995,685	1,777,335
Prepaid expenses and other assets	53,898	47,761
Income taxes receivable	122,462	169,597
Deferred income taxes	138,100	67,697
Total current assets	8,031,254	5,496,211

Property and equipment, net	1,062,540	939,084
Marketable securities	0	2,346,840
Long –term deferred income tax	120,653	178,739
TOTAL ASSETS	$ 9,214,447	$ 8,960,874

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$ 319,053	$ 298,192
Accrued liabilities	586,270	462,679
Deferred revenues	106,446	315,654
Total current liabilities	1,011,769	1,076,525

TOTAL LIABILITIES	1,011,769	1,076,525

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Preferred Stock, $1 par, 2,000,000 shares authorized, none issued or outstanding, attributes to be determined when issued	-	-
Common stock, $0.01 par, 6,000,000 shares authorized
2,368,428 and 2,357,728 issued and outstanding	23,685	23,578
Additional paid in capital	3,900,326	3,723,278
Retained earnings	4,278,667	4,337,579
Accumulated other comprehensive loss, net of tax	0	(200,086)
Total shareholders’ equity	8,202,678	7,884,349

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 9,214,447	$ 8,960,874

PHAZAR CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIODS ENDED NOVEMBER 30, 2008 AND 2007

	(Unaudited)
	Six Months Ended
	November 30, 2008	November 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ (58,911)	$ 290,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	52,674	56,842
Stock based compensation	177,158	75,399
Tax benefit for employee stock options exercised	-	(74,106)
Deferred federal income tax	(115,393)	(12,969)
Changes in assets and liabilities:
Accounts receivable	255,186	(478,662)
Inventory	(218,350)	(827,009)
Income taxes receivable	47,135	82,945
Prepaid expenses	(6,137)	3,029
Accounts payable	20,861	82,133
Accrued expenses	123,591	63,980
Deferred revenues	(209,208)	-
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	68,606	(737,952)

CASH FLOWS FROM INVESTING ACTIVITIES:
Redemption of marketable securities	2,650,000	-
Purchase of property and equipment	(176,132)	-
NET CASH PROVIDED BY INVESTING ACTIVITIES	2,473,868	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	-	78,000
FIT benefit-stock options exercised	-	74,106
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	152,106

Net change in cash and cash equivalents	2,542,474	(585.846)
Cash and cash equivalents, beginning of period	2,446,563	4,114,046
Cash and cash equivalents, end of period	$ 4,989,037	$ 3,528,200